Exhibit 5.2

March 2, 2026

AstraZeneca PLC 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA United Kingdom AstraZeneca Finance LLC 1209 Orange Street Wilmington, Delaware 19801 United States of America	New York 3 World Trade Center 175 Greenwich Street New York, NY 10007 T +1 (212) 277-4000 freshfields.us

Ladies and Gentlemen:

We are acting as counsel to AstraZeneca PLC, a public limited company organized under the laws of England and Wales (AstraZeneca), and AstraZeneca Finance LLC, a Delaware limited liability company (AstraZeneca Finance), in connection with the offering of $650,000,000 aggregate principal amount of 4.000% fixed rate notes due 2031, $600,000,000 aggregate principal amount of 4.300% fixed rate notes due 2033 and $750,000,000 aggregate principal amount of 4.600% fixed rate notes due 2036, in each case issuable by AstraZeneca Finance (collectively, the Notes) which are unconditionally and irrevocably guaranteed (the Guarantee) by AstraZeneca (in such capacity, the Guarantor). The Notes and the Guarantee are being issued pursuant to the indenture dated as of May 28, 2021 (the Indenture) by and among AstraZeneca, AstraZeneca Finance and the Trustee.

This opinion is confined to the law of the State of New York, the federal law of the United States of America and, to the extent relevant to the opinions expressed herein, the Delaware Limited Liability Company Act. Accordingly, we express no opinion herein with regard to any other laws. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

In rendering the opinions expressed below, we have examined the following documents and agreements:

(a)	the registration statement on Form F-3ASR relating to the registration of the debt securities of AstraZeneca and AstraZeneca Finance under the U.S. Securities Act of 1933, as amended (the Securities Act), filed with the Securities and Exchange Commission (the SEC) on March 19, 2024 (as amended through the date hereof, and together with the documents incorporated by reference therein, the Registration Statement);

(b)	the prospectus relating to the Notes dated March 19, 2024 (the Base Prospectus), as supplemented by the preliminary prospectus supplement relating to the Notes dated February 25, 2026 (together with the Base Prospectus and the documents incorporated by reference therein, the Preliminary Prospectus);

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(c)	the final prospectus supplement relating to the Notes dated February 25, 2026 (together with the Base Prospectus and the documents incorporated by reference therein, the Prospectus);

(d)	the Underwriting Agreement dated February 25, 2026 among AstraZeneca, AstraZeneca Finance, BofA Securities, Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Mizuho Securities USA LLC (the Underwriting Agreement);

(e)	the Pricing Agreement dated February 25, 2026, related to the issuance of the Notes (the Pricing Agreement);

(f)	the Indenture;

(g)	the Officers’ Certificate of AstraZeneca Finance dated March 2, 2026, pursuant to Sections 2.01 and 2.08 of the Indenture (the AstraZeneca Finance Officers’ Certificate);

(h)	the Officers’ Certificate of the Guarantor dated March 2, 2026 (the Guarantor Officers’ Certificate and, together with the AstraZeneca Finance Officers’ Certificate, the Officers’ Certificates);

(i)	the global notes representing the Notes (the Global Notes);

(j)	the Guarantee whose terms are set forth in the Indenture and the Guarantor Officers’ Certificate (the Guarantee and, together with the Underwriting Agreement, the Pricing Agreements, the AstraZeneca Indenture, the Indenture, the Global Notes and the Officers’ Certificates, the Operative Documents);

(k)	a copy of the Certificate of Formation of AstraZeneca Finance dated May 6, 2021 issued by the State of Delaware;

(l)	a copy of the Operating Agreement of AstraZeneca Finance dated May 6, 2021; and

(m)	the resolutions of the board of directors of AstraZeneca Finance dated February 23, 2026.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of AstraZeneca and AstraZeneca Finance and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials and officers and other representatives of AstraZeneca and AstraZeneca Finance, including, without limitation, the Officers’ Certificates.

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In rendering the opinions set forth herein, we have assumed further that (a) AstraZeneca is validly existing and in good standing under the law of the jurisdiction in which it has been organized and has full power and authority to conduct its business as described in the Registration Statement and the Prospectus; (b) the Indenture and the Guarantee have each been authorized, executed and delivered by AstraZeneca; (c) the Indenture and the Notes are each valid, binding and enforceable agreements of the Trustee; (d) the execution, delivery and performance by AstraZeneca of the Indenture and the Guarantee does not violate the laws of the jurisdiction in which it was organized or constitute a breach or violation of AstraZeneca’s organizational documents or any agreement or instrument to which AstraZeneca is a party or which is binding upon it; and (e) the execution, delivery and performance by AstraZeneca Finance of the Indenture and the Notes does not constitute a breach or violation of any agreement or instrument to which AstraZeneca Finance is a party or which is binding upon it.

To the extent that the laws of the United Kingdom may be relevant, our opinion is subject to the effect of such laws including the matters contained in the opinion of Freshfields LLP. We express no views in this opinion on the validity of the matters set forth in such opinion.

Based upon and subject to the foregoing, and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed relevant and necessary as a basis for the opinions expressed below, we are of the opinion that:

1.	The Notes have been duly authorized, executed and delivered by AstraZeneca Finance and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of AstraZeneca Finance, enforceable against AstraZeneca Finance in accordance with their terms and entitled to the benefits of the Indenture.

2.	Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantee will constitute a valid and legally binding obligation of AstraZeneca, enforceable against AstraZeneca in accordance with its terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to (A)(1) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, and (2) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and (B) limitations on the right to indemnity and contribution under applicable law and public policy. In addition, we express no opinion as to the validity, legally binding effect or enforceability of any waiver of immunity, any waiver of a right to trial by jury or any provisions relating to partial unenforceability.

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In addition, the opinions set forth above are subject to the following qualifications:

(A)	We express no opinion as to the validity, binding effect or enforceability of any provision of the Operative Documents:

(i)	related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York;

(ii)	specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement; and

(iii)	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor.

(B)	The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or Blue Sky laws or any rules or regulations thereunder.

(C)	Provisions in the Guarantee and the Indenture that provide that the Guarantor’s liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of AstraZeneca, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to AstraZeneca, we have assumed that consideration that is sufficient to support the agreements of AstraZeneca under the Operative Documents has been received by AstraZeneca.

(D)	We express no opinion as to the submission to the jurisdiction of United States federal courts insofar as it relates to the subject matter jurisdiction of any United States federal court sitting in the Borough of Manhattan, The City of New York, to adjudicate any controversy related to the Indenture or any document related thereto. In connection with provisions which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR §510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. §1404(a) a U.S. district court has discretion to transfer an action from one U.S. federal court to another, and we also note that a New York State court and a U.S. federal court may dismiss an action on the ground that such court is an improper venue or inconvenient forum.

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We consent to the filing of this opinion as an exhibit to the report on Form 6-K to be filed by AstraZeneca on or about the date hereof and to the reference to our firm under the heading “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Freshfields US LLP